EXHIBIT 10.32

SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
STEELCASE INC.

Effective February 29, 2020, non-employee directors are compensated annually as follows.

Annual Retainers

For the period from February 29, 2020 through March 29, 2020, the following compensation schedule applied:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$215,000	$322,500
Committee Chair Annual Retainers:
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Business Development Committee	$15,000
Nominating and Corporate Governance Committee	$15,000

Board annual retainers and committee chair annual retainers shall be paid on a quarterly basis in advance, 40% in cash and 60% in either:

•	Steelcase Inc. Class A Common Stock issued under the Steelcase Inc. Incentive Compensation Plan or

•	A deemed investment in Steelcase Inc. Class A Common Stock under the Steelcase Inc. Non-Employee Director Deferred Compensation Plan.

Each director serving as the member of the Audit Committee (other than the Audit Committee Chair) will receive an additional annual retainer of $10,000, paid on a quarterly basis in advance, in cash.

Beginning March 30, 2020, the following compensation schedule applies:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$129,000	$193,500
Committee Chair Annual Retainers:
Audit Committee	$12,000
Compensation Committee	$9,000
Corporate Business Development Committee	$9,000
Nominating and Corporate Governance Committee	$9,000

Board annual retainers and committee chair annual retainers shall be paid on a quarterly basis in advance, in either:

•	Steelcase Inc. Class A Common Stock issued under the Steelcase Inc. Incentive Compensation Plan or

•	A deemed investment in Steelcase Inc. Class A Common Stock under the Steelcase Inc. Non-Employee Director Deferred Compensation Plan.

All shares granted to directors as part of their non-cash director compensation shall be granted in the form of Steelcase Inc. Class A Common Stock, pursuant to the Steelcase Inc. Incentive Compensation Plan. The number of shares of Class A Common Stock to be awarded shall be calculated using the Fair Market Value, as defined in the Steelcase Inc. Incentive Compensation Plan, of such shares on the date on which the quarterly payment is made.

Expenses
All directors (including committee chairs and the Board Chair) will be reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings, paid in cash.

Payments
Payments shall be made on or about the 10th day of the month of March, June, September and December.

Deferred Compensation Plan
Each non-employee director can participate in the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on the Board of Directors. A participating director may elect to have the deferred amount deemed as an investment in Steelcase Inc. Class A Common Stock or invested in any of several investment funds.

Share Ownership
Each director is required to own and maintain shares of Steelcase Inc. common stock or deemed shares invested in Steelcase Inc. common stock under the Steelcase Inc. Non-Employee Director Deferred Compensation Plan equal in value to at least five times the portion of the Board Annual Retainer payable in cash. This requirement must be achieved within five years from the director’s initial appointment to the Board of Directors.

Outside Director Benefit Plan
Each non-employee director who is not a retiree of the Company is also eligible to participate in the Steelcase Benefit Plan for Outside Directors which provides health, vision and group travel accident benefits.

Employees and Officers
Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

Last revised on March 24, 2020